Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated July 1, 2025, relating to Common Stock, $0.01 par value per share, of Turning Point Brands, Inc. shall be filed on behalf of the undersigned.

DIVISADERO STREET CAPITAL MANAGEMENT, LP By: /s/ William Zolezzi
Name: William Zolezzi
Title: Manager

WILLIAM ZOLEZZI By: /s/ William Zolezzi

DIVISADERO STREET CAPITAL, LLC By: /s/ William Zolezzi
Name: William Zolezzi
Title: Manager